Daktronics, Inc. Announces First Quarter Fiscal 2017 Results

Brookings, S.D. – August 23, 2016 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2017 first quarter net sales of $157.1 million, operating income of $8.0 million, and net income of $5.5 million, or $0.13 per diluted share, compared to net sales of $150.2 million, operating income of $6.1 million, and net income of $3.8 million, or $0.09 per diluted share, for the first quarter of fiscal 2016.  Fiscal 2017 first quarter orders were $175.2 million, compared to $165.1 million for the first quarter of fiscal 2016. Backlog at the end of the fiscal 2017 first quarter was $197.9 million, compared with a backlog of $205.5 million a year earlier and $181.2 million at the end of the fourth quarter of fiscal 2016.

Free cash flow, defined as cash provided from or used in operating activities less capital expenditures, was a positive $4.5 million for the first three months of fiscal 2017, as compared to a negative free cash flow of $17.2 million for the same period of fiscal 2016. Net investment in property and equipment was $2.1 million for the first three months of fiscal 2017, as compared to $7.2 million for the first three months of fiscal 2016. As previously announced on June 17, 2016, our board authorized a share repurchase program. We repurchased approximately 0.3 million shares at an average price of $6.42 per share for a total use of cash of $1.8 million during the quarter. Cash and marketable securities at the end of the first quarter of fiscal 2017 were $50.2 million, which compares to $60.8 million at the end of the first quarter of fiscal 2016 and $53.2 million at the end of fiscal 2016.

Orders for the first quarter of fiscal 2017 increased 6.1 percent as compared to the first quarter of fiscal 2016. Orders increased in our Commercial, International, and High School Park and Recreation business units and decreased in Live Events and Transportation business units. Commercial business unit orders were up compared to last year primarily due to the award of large projects in the spectacular niche and an increase in business in our national account niche. International business unit orders increased primarily due to sports stadium project awards in Australia and the United Kingdom. High School Park and Recreation orders increased due to strong market demand for video sporting applications which have larger average sale prices compared to scoring or message centers in this business unit. Live Events orders were down compared to last year due to order timing differences of large projects.

Net sales increased by 4.6 percent in the first quarter of fiscal 2017 as compared to the first quarter of fiscal 2016 due to increases in our Live Event, High School Park and Recreation, and Transportation business units offset by decreases in International and Commercial business units. Live Event sales increased mostly due to the timing of project schedules and work completed for football stadiums. High School Park and Recreation sales increased as a result of the delivery of more video sporting projects this year as compared to last year. Sales were down in the Commercial and International business units primarily due to the natural fluctuations caused by large project timing.

Gross profit percentage for the quarter increased as compared to last year due to a combination of higher sales volumes, lower warranty charges, and a change in sales mix with higher gross margins.

Operating expenses increased by 5.7 percent. Selling expense increase was related to higher personnel costs and for the addition of a full quarter of expenses from ADFLOW, the company we acquired late in fiscal 2016. General and administrative expense increased in professional fees, information technology maintenance, and personnel expenses.

Operating income as a percent of sales for the quarter increased to 5.1 percent as compared to the first quarter of fiscal 2016 of 4.1 percent.

Reece Kurtenbach, chairman, president and chief executive officer stated, “We are pleased with our first quarter of fiscal 2017 financial performance. We achieved higher order volumes and operating income as compared to last year's first quarter. Operationally, we were able to deliver on more of the backlog coming into the year than expected which created an increase in sales and improved gross profit margin. High School Park and Recreation and Live Event business units contributed the most to this operating income improvement due to sports seasonality as we manufacture, deliver, and install projects for outdoor fall sports venues generally in the first and second quarters. Significant sports related projects for the quarter included the Tampa Bay Buccaneers, Real Madrid, University of Mississippi, and Miami Dolphins Stadium. We had lower volumes of sales activity in the International and Commercial business units causing operating margin declines quarter over quarter in these units. Lower warranty expenses as a percentage of sales for the quarter also contributed to the improved operating margins.
Outlook

Kurtenbach added, “We are entering into the second quarter with a solid backlog and with a strong pipeline of opportunities. Our teams are focused on winning orders in the ever expanding, yet competitive digital technology marketplace at prices that reflect our differentiated value. As an experienced market provider, we focus on delivering industry leading digital systems and applications through robust design and delivery, lifetime support, and quality based on our customers’ needs and priorities. While we are pleased with the start of our fiscal year, we continue to observe customers’ delaying their purchasing decisions due to uncertain global macroeconomic factors. Therefore, we are focused on managing our costs throughout the year through continuous improvement and careful execution of our processes. We continue to strategically invest in product design and development for a number of customer solution areas and have a goal to accelerate developments for additional world-class solutions to capture a broader customer base in the growing digital global market."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2016 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	July 30, 2016	August 1, 2015

Net sales	$157,146	$150,221
Cost of goods sold	118,079	114,720
Gross profit	39,067	35,501

Operating expenses:
Selling expense	15,259	14,264
General and administrative	8,783	8,170
Product design and development	7,043	6,968
	31,085	29,402
Operating income	7,982	6,099

Nonoperating income (expense):
Interest income	205	298
Interest expense	(42)	(62)
Other income (expense), net	(94)	(443)

Income before income taxes	8,051	5,892
Income tax expense	2,512	2,116
Net income	$5,539	$3,776

Weighted average shares outstanding:
Basic	44,079	43,797
Diluted	44,141	44,073

Earnings per share:
Basic	$0.13	$0.09
Diluted	$0.13	$0.09

Cash dividend declared per share	$0.10	$0.10

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	July 30, 2016	April 30, 2016
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,778	$28,328
Restricted cash	193	198
Marketable securities	20,200	24,672
Accounts receivable, net	86,382	77,554
Inventories, net	68,593	69,827
Costs and estimated earnings in excess of billings	50,172	30,200
Current maturities of long-term receivables	3,063	3,172
Prepaid expenses and other assets	5,936	6,468
Income tax receivables	762	4,812
Total current assets	265,079	245,231

Long-term receivables, less current maturities	3,543	3,866
Goodwill	7,894	8,116
Intangibles, net	7,012	7,721
Investment in affiliates and other assets	2,521	2,414
Deferred income taxes	9,418	9,437
	30,388	31,554
PROPERTY AND EQUIPMENT:
Land	2,142	2,155
Buildings	65,047	65,247
Machinery and equipment	82,448	82,973
Office furniture and equipment	5,563	14,746
Computer software and hardware	49,238	48,917
Equipment held for rental	374	374
Demonstration equipment	7,991	8,026
Transportation equipment	6,521	6,596
	219,324	229,034
Less accumulated depreciation	148,282	155,871
	71,042	73,163
TOTAL ASSETS	$366,509	$349,948

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	July 30, 2016	April 30, 2016
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	50,605	43,441
Accrued expenses	26,501	23,532
Warranty obligations	15,450	16,564
Billings in excess of costs and estimated earnings	12,467	10,361
Customer deposits (billed or collected)	20,650	16,012
Deferred revenue (billed or collected)	11,740	10,712
Current portion of other long-term obligations	191	585
Income taxes payable	191	310
Total current liabilities	137,795	121,517

Long-term warranty obligations	14,466	13,932
Long-term deferred revenue (billed or collected)	5,388	5,603
Other long-term obligations, less current maturities	4,860	4,059
Long-term income tax payable	3,134	3,016
Deferred income taxes	720	754
Total long-term liabilities	28,568	27,364
TOTAL LIABILITIES	166,363	148,881

SHAREHOLDERS' EQUITY:
Common stock	51,347	51,347
Additional paid-in capital	36,059	35,351
Retained earnings	118,405	117,276
Treasury stock, at cost	(1,834)	(9)
Accumulated other comprehensive loss	(3,831)	(2,898)
TOTAL SHAREHOLDERS' EQUITY	200,146	201,067
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$366,509	$349,948

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	July 30, 2016	August 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,539	$3,776
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,193	4,020
Amortization	398	35
Amortization of premium/discount on marketable securities	9	33
Loss (gain) on sale of property, equipment and other assets	31	(62)
Share-based compensation	709	751
Provision for doubtful accounts	7	160
Deferred income taxes, net	3	(21)
Change in operating assets and liabilities	(4,291)	(18,763)
Net cash provided by (used in) operating activities	6,598	(10,071)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,157)	(7,232)
Proceeds from sale of property, equipment and other assets	64	66
Purchases of marketable securities	(2,394)	(9,506)
Proceeds from sales or maturities of marketable securities	6,856	9,497
Acquisitions, net of cash acquired	—	(614)
Net cash provided by (used in) investing activities	2,369	(7,789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(4)	(9)
Proceeds from exercise of stock options	—	562
Principal payments on long-term obligations	(896)	(8)
Dividends paid	(4,409)	(4,375)
Payments for common shares repurchased	(1,825)	—
Net cash used in financing activities	(7,134)	(3,830)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(383)	(325)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,450	(22,015)

CASH AND CASH EQUIVALENTS:
Beginning of period	28,328	57,284
End of period	$29,778	$35,269

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	July 30, 2016	August 1, 2015	Dollar Change	Percent Change
Net Sales:
Commercial	$36,254	$43,210	$(6,956)	(16.1)%
Live Events	60,633	47,922	$12,711	26.5%
High School Park and Recreation	27,617	18,959	$8,658	45.7%
Transportation	14,286	13,767	$519	3.8%
International	18,356	26,363	$(8,007)	(30.4)%
	$157,146	$150,221	$6,925	4.6%
Orders:
Commercial	$45,068	$34,957	$10,111	28.9%
Live Events	52,880	60,740	$(7,860)	(12.9)%
High School Park and Recreation	31,113	27,874	$3,239	11.6%
Transportation	11,915	13,637	$(1,722)	(12.6)%
International	34,192	27,864	$6,328	22.7%
	$175,168	$165,072	$10,096	6.1%

Reconciliation of Free Cash Flow (in thousands) (unaudited)

	Three Months Ended
	July 30, 2016	August 1, 2015
Net cash provided by (used in) operating activities	$6,598	$(10,071)
Purchases of property and equipment	(2,157)	(7,232)
Proceeds from sales of property and equipment	64	66
Free cash flow	$4,505	$(17,237)

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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